Exhibit 10.44

[Western Union Letterhead]

November 15, 2011

Mr. John Dye
9720 Arnon Chapel Road
Great Falls; VA 22066

Dear John,

This letter shall serve to amend the offer of employment to you dated October 28, 2011 ("Offer Letter'') with Western Union, LLC, an affiliate of The Western Union Company ("Western Union" or the "Company"). The Offer Letter shall be amended as follows:

Your start date shall be changed from December 1, 2011 to November 30, 2011.

Other than this amendment, the terms of the Offer Letter shall remain unaffected.

Please sign this letter to indicate your acceptance of this amendment to the Offer Letter and return the same to me by no later than November 21, 2011.

Sincerely,

/s/ Paula S. Larson

Paula Larson
Executive Vice President and
Chief Human Resources Officer
Western Union

I accept the terms of this amendment to the Offer Letter.

/s/ John R. Dye
Mr. John Dye

Date: 11/17/11

12500 East Belford Avenue • Englewood, Colorado 80112